Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

National Health Investors, Inc.

Murfreesboro, Tennessee

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 19, 2020, relating to the consolidated financial statements and financial statement schedules of National Health Investors, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Nashville, Tennessee

March 19, 2020